TBS International Limited Announces Completion of $17.5 Million Credit Facility

HAMILTON, Bermuda - (BUSINESS WIRE) - December 16, 2005 - TBS International Limited (NASDAQ: TBSI) announced today that it, as one of the guarantors, has entered into a $17.5 million credit facility, by and among two subsidiaries of the Company, Sterling Shipping Corp. and Remsen Navigation Corp., and Merrill Lynch Business Financial Services Inc., acting through its division, Merrill Lynch Capital, on December 15, 2005 and drew down $17.5 million under the facility on the same day.

The facility provides for a five-year term and is secured by ship mortgages for the Biloxi Belle and Maori Maiden and second mortgages on the Iroquois Maiden and Manhattan Princess. Funds borrowed under the agreement will be used to refinance existing debt, support the future acquisition of vessels and provide ongoing working capital.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the shipping market; changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall vessel tonnage requirements; changes in the typical seasonal variations in charter rates; increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Quarterly Reports on Form 10-Q and Form 8-K.

TBS International Limited Contact:

Ferdinand V. Lepere

Executive Vice President and Chief Financial Officer

914-961-1000
InvestorRequest@tbsship.com